Exhibit 99.1
7315 Wisconsin Avenue, 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Originates $150.0 Million in Term Loan Proceeds

Bethesda, MD, January 6, 2016 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has exercised the accordion options on two of its existing unsecured term loans to borrow an additional $150.0 million. The Company’s existing $125.0 million term loan maturing in January 2021 and the Company’s existing $100.0 million term loan maturing in April 2022 were increased by $75.0 million each.

“We are pleased with the strong interest and support shown by our bank group with this $150.0 million of term loan increases,” commented Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. “We expect to use proceeds from this financing to reduce the balance on our existing $450.0 million unsecured credit facility, which will have an outstanding balance after paydown of $45.0 million. Furthermore, in December we repaid the $34.1 million mortgage secured by the DoubleTree by Hilton Hotel Bethesda - Washington DC and our $28.9 million mortgage secured by the Skamania Lodge. We currently have $86.2 million of debt maturities remaining in 2016, which we expect to pay down utilizing our existing credit facility, additional unsecured term loans or notes, or through future property dispositions.”

The interest rate on the additional $75.0 million drawn on the term loan that matures in January 2021 has been fixed and is based on a pricing grid with a range of 145 to 220 basis points over LIBOR, determined by the Company’s leverage ratio. At the Company’s current leverage ratio, the interest rate will be fixed at 3.08 percent. This term loan is jointly led by PNC Capital Markets LLC and Regions Capital Markets, who serve as Joint Lead Arrangers and Joint Book Runners. PNC Bank, National Association serves as the Administrative Agent, Regions Bank serves as the Syndication Agent, and U.S. Bank National Association and Sumitomo Mitsui Banking Corporation serve as the Documentation Agents. Bank of America, N.A., Wells Fargo Bank, National Association, Capital One, N.A. and TD Bank also participated in this term loan.

The interest rate on the additional $75.0 million drawn on the term loan that matures in April 2022 is currently floating and is based on a pricing grid with a range of 170 to 255 basis points over LIBOR, determined by the Company’s leverage ratio. At the Company’s current leverage ratio, the interest rate is currently 2.23 percent. This term loan is jointly led by U.S. Bank and Capital One, N.A. U.S. Bank serves as the Administrative Agent, Capital One, N.A. serves as the Syndication Agent, and Raymond James Bank, N.A. serves as the Managing Agent. PNC Bank, National Association, Regions Bank and TD Bank also participated in this term loan.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 37 hotels, including 31 wholly owned hotels with a total of 7,408 guest rooms and a 49% joint venture interest in six hotels with a total of 1,787 guest rooms. The Company owns, or has an ownership interest in, hotels located in 11 states and the District of Columbia, including: San Francisco, California; Los Angeles, California (Beverly Hills, Hollywood, Santa Monica and West Hollywood); Boston, Massachusetts; New York, New York; San Diego, California; Portland, Oregon; Buckhead, Georgia; Naples, Florida; Seattle, Washington; Miami, Florida; Washington, DC; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Nashville, Tennessee; Bethesda, Maryland and Minneapolis, Minnesota. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will” or other similar words or expressions. These forward-looking statements relate to the payment of the dividends. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov.
All information in this release is as of January 6, 2016. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.
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Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
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